US Dollar-Backed Stablecoin Terms and Conditions

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US Dollar-Backed Stablecoin Terms and Conditions

The US Dollar-Backed Stablecoin Terms and Conditions (hereinafter "USD Stablecoin Agreement" or "USD Stablecoin Terms and Conditions") constitute an addendum to the General Terms and Conditions for the provisions of and use of (i) the US dollar denominated and backed stablecoin managed by Paxos known as Paxos Standard tokens ("PAX") and (ii) the US dollar denominated and backed stablecoin managed by Paxos known as Binance USD ("BUSD" and together with PAX, "USD Stablecoins"). These terms apply to each electronic form or contract executed by users and/or members who use USD Stablecoins, unless expressly stipulated otherwise in the Paxos Contractual Documentation. To the extent there is a conflict between the USD

Stablecoin Agreement and the General Terms and Conditions, the terms of this USD Stablecoin Agreement shall govern and control. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the General Terms and Conditions.

1. PRELIMINARY PROVISIONS
   - 1.1. Terms and Conditions
     - 1.1.1 You must agree to all of the terms of this USD Stablecoin Agreement. If you do not agree to or accept all of the terms of this USD Stablecoin Agreement, please immediately discontinue access to, and use of, all Paxos services and products. This USD Stablecoin Agreement applies to all users and/or customers of USD Stablecoins, whether as a guest or a registered Member.
     - 1.1.2. By agreeing to the USD Stablecoin Terms and Conditions, you agree to be bound by the General Terms and Conditions and the rest of the Paxos Contractual Documentation, as applicable.
     - 1.1.3. If you are under the age of eighteen (18) or the legal age for entering legally binding contracts under applicable laws, you are not permitted to use any of Paxos services and products. By continuing to access or use the Site, you indicate that you are (18) years of age or older or have the legal capacity to enter legally binding contracts under applicable laws. Misrepresentation of your age to gain access to any of Paxos services and products is a breach of this Agreement.
   - 1.2. Definitions

"Account" means a Member's account with Paxos.

"Platform" means the online software platform operated by Paxos for the issuance and redemption of USD Stablecoins.

2. DISCLAIMER; RISK FACTORS
   - 2.1. The Ethereum blockchain may experience backlogs, higher than normal transaction fees, changes to the network, failure or a fork in the protocol. We do not own or control the Ethereum blockchain and are not responsible for the operation of the Ethereum network and make no guarantees regarding the network's security, functionality, or availability.
   - 2.2. Because PAX and BUSD are ERC20 tokens, they may be compatible with software or other technology provided by third-party. The Company does not guarantee the security or functionality of any third-party software or technology and is not responsible for any losses of USD Stablecoins due to the failure of third-party software or technology.
   - 2.3. Please also review the General Terms and Conditions for additional risk factors.

3. THE PLATFORM

The Platform is an online platform that allows Members to acquire USD Stablecoins from the Company for US dollars and redeem USD Stablecoins from the Company for US dollars.

4. USD Stablecoins
   - 4.1. USD Stablecoin tokens are not money or legal tender and are not monetary instruments. Once you have USD Stablecoin tokens, you can transfer them, trade them, keep them, use them to pay persons that will accept USD Stablecoins, or redeem them for U.S. dollars from the USD Stablecoin custody account, subject to the limitations below.
   - 4.2. USD Stablecoin tokens are fully backed by US dollars held by Paxos Trust Company, LLC on USD Stablecoin customers' behalf in segregated custodial accounts with US banks, or by debt instruments that are expressly guaranteed by the full faith and credit of the United States Government and/or money-market funds composed of such debt instruments ("Debt Instruments") specifically held for the benefit of USD Stablecoin customers, as further described in Section 5 below. The US dollars used to purchase USD Stablecoins are deposited either in US insured depository banks or used to purchase Debt Instruments, as described below, to maintain a one-to-one ratio of each USD Stablecoin to the amount of US dollar deposits or the face amount of Debt Instruments. For example, if you purchase five PAX with five US dollars, Paxos Trust Company will hold in custody for the benefit of PAX customers those five US dollars in a bank account or via the face value of Debt Instruments to support the five PAX in circulation.
   - 4.3. The USD Stablecoins are ERC20 tokens on the Ethereum public blockchain. Because of this, USD Stablecoins may be compatible with existing third-party software that supports ERC20 tokens.
   - 4.4. Only verified Members may purchase USD Stablecoins from us or redeem USD Stablecoins from us. We may also refuse to issue USD Stablecoins to, or redeem USD Stablecoins from, a verified Member in the event of any of any of the circumstances described in Section 5.1 of this Agreement, including, without limitation, where we believe that the issuance or redemption of USD Stablecoins would be contrary to applicable law or would otherwise expose us to legal liability. Absent a reasonable justification not to

redeem USD Stablecoins, and provided that you are a fully verified Member of the Company, your USD Stablecoins are freely redeemable, subject to the redemption minimums described herein.

- 4.5. The Company may, at its sole discretion, engage market makers to provide liquidity for USD Stablecoin markets, both on the Exchange and on third-party platforms.
- 4.6. Paxos Trust issues USD Stablecoins pursuant to specific approval from the New York Department of Financial Services (the "NYDFS").
- 4.7. USD Stablecoins are available on the Exchange for trading, for custody with the Company, and for withdrawal. USD Stablecoins were approved for customers of Paxos Trust through specific approval from the NYDFS.
- 4.8. Paxos Global serves as a reseller of USD Stablecoins.

5. FDIC COVERAGE AND SWEEPS
   - 5.1. Overview of Cash Backing USD Stablecoins

Paxos Trust Company, LLC provides cash management for the US dollar deposits backing the USD Stablecoins so that each USD Stablecoin is backed by an equivalent amount of US dollar deposits or Debt Instruments. To achieve this, the US dollar deposits backing the USD Stablecoins are held in custody only in one or more of the following forms: (i) fiat currency held in FDIC-insured bank accounts; (ii) (a) direct investments (including through repurchase agreements) in debt instruments that are expressly guaranteed by the full faith and credit of the United States Government; and/or (b) money-market funds composed of such debt instruments; and (iii) fiat currency held at FDIC-insured banks in excess of FDIC-insured limits, only to the extent that Paxos in its reasonable discretion believes that such funds need to remain liquid and readily available to service customers and that option 5.1.ii. is therefore impracticable. Paxos Trust Company may modify its cash management program from time to time, provided that the US dollars will always be held in segregated accounts in one of the three forms described above.

- 5.2. Deposit Accounts

Each depository account is (i) in our name and under our control, (ii) separate from our business and operating bank accounts, and (iii) established specifically for the benefit of Paxos Members. The primary depository account is protected by FDIC insurance up to $250,000 for each account ownership category. However, since this is a large volume account with balances exceeding this deposit insurance limit, Paxos Trust Company uses a "sweep" to transfer a portion of the funds from the primary depository account to multiple other FDIC-insured US banks. The primary deposit account may, however, still retain balances in excess of the FDIC insurance limit to the extent necessary to maintain liquidity.

- 5.3. Debt Instruments that are expressly guaranteed by the full faith and credit of the United States Government

In addition to the sweep described above, US dollars backing the USD Stablecoins may be invested in debt instruments that are expressly guaranteed by the full faith and credit of the United States Government, including through direct purchases of such debt instruments by Paxos or in connection with money-market funds composed of such debt instruments.

- 5.4. Pass-Through Insurance Option

You may elect to "opt in" to obtain FDIC "pass-through" deposit insurance that separately insures you up to the applicable FDIC deposit insurance limits. If you complete the opt-in registration and comply with all other terms and conditions, Paxos agrees to maintain your funds in a custodial account and to maintain records showing your interest in the deposits in the custodial account. Assuming the foregoing conditions are met, the FDIC should provide pass-through deposit insurance coverage on deposits in the custodial account in an amount corresponding to your funds in this custodial account so long as you can prove that these funds are owned by you in a manner satisfactory to the FDIC. We have provided the opt-in registration so that we can maintain the records required to confirm your identity and ownership interest in the deposits in the custodial account in a manner reasonably designed to satisfy the FDIC's requirements for obtaining pass-through deposit insurance coverage. Your verification of your ownership of the USD Stablecoins and the equivalent balance of funds in the custodial account is essential.

If we are unable to verify your ownership of the USD Stablecoins, either because you hold the USD Stablecoins in an omnibus account with others (such as at an exchange) or otherwise, we will not be able to provide you this opt-in registration. Once you transfer the USD Stablecoins from the wallet(s) identified to us during the opt-in registration to another wallet (even if owned by you), Paxos is not responsible for taking any action to make FDIC insurance available on a pass-through basis for the funds backing that USD Stablecoins and makes no representations about the availability of FDIC insurance for such funds.

IF YOU DO NOT OPT IN AND YOU HAVE ACQUIRED THE USD STABLECOINS FROM A PERSON OTHER THAN PAXOS, "PASS-THROUGH" DEPOSIT INSURANCE WILL NOT BE AVAILABLE TO YOU ON DEPOSITS BACKING YOUR USD STABLECOINS.

For more information on this option, please reach out to help@paxos.com.

6. FUNDING YOUR ACCOUNT

After creating your Account with the Company, you will be able to fund your Account with US dollars.

- 6.1. You may fund your Account with US dollars transferred from your account(s) with financial institutions. Once we receive your funds and validate that they are from a bank account owned by you, we will credit your Account with those funds. If a US dollar deposit does not originate from a bank account owned by you, it will be rejected and returned immediately. US dollar deposits sent before 3 p.m. New York time will typically be credited to your Account on the same day or next business day. US dollar deposits may not be credited outside of normal banking hours. Transfer times are subject to bank holidays, the internal processes and jurisdiction of your bank, and the internal processes of our banks.
- 6.2. You represent and warrant that all funds that you transfer to us do not represent the proceeds of any criminal or fraudulent activity. You are not allowed to receive funds in your Account from a sender other than yourself, unless you receive specific prior approval otherwise from us. If we reasonably determine that you are not the owner of the funds in your Account, we reserve the right to dispose of those funds in accordance with applicable law and in our sole discretion, which may include returning the funds to the originator or to a charity of our choosing.

7. PURCHASING USD STABLECOINS

- 7.1. After your Account has been funded, you may begin to purchase USD Stablecoins with US dollars on a one-for-one basis, subject to the minimum conversion amount below. In order to receive USD Stablecoins, you must provide us with your Ethereum public address.
- 7.2. Prior to the placement of a purchase order on our Platform, you will be required to review the following information: the amount of the purchase, the commission (if any) to be charged by the Platform, and the Ethereum address to which the USD Stablecoins will be sent. For more detailed instructions on how to be issued USD Stablecoins, please refer to https://help.paxos.com.
- 7.3. Once an issuance of USD Stablecoins has been executed and the appropriate assets have been credited and debited, the transaction may not be reversible.
- 7.4. The Company may require a minimum amount for conversion, which may be updated from time to time.
- 7.5. Once a purchase request has passed Compliance checks, it will be processed according to the conversion schedule.
- 7.6. The Company may require a minimum amount for withdrawal, which may be updated from time to time.
- 7.7. The Company may impose withdrawal limits on your Account as per the Paxos User Guide.

8. CANCELLED ORDERS

The Company reserves the right to cancel or nullify orders in the event that the order contains a bug, mistake, or an actual or suspected breach of this Agreement.

9. CONVERSION FROM USD STABLECOINS TO US DOLLARS

- 9.1. In order to redeem USD Stablecoins for US dollars through the Platform, you must have an Account. Your Account will have a unique redemption address for each type of USD Stablecoin to which you can send your respective USD Stablecoins. Upon sending your USD Stablecoins to your redemption address, the Company will credit your Account a corresponding amount of US dollars. For example, if you send 5 PAX to the identified redemption address, the Company will credit your Account with 5 US dollars. ALL REDEMPTIONS WILL BE ON A ONE-FOR-ONE BASIS, NOTWITHSTANDING ANY CHANGE IN THE MARKET VALUE OF USD STABLECOINS.
- 9.2. All USD Stablecoins will be rounded down to the nearest US cent at conversion.
- 9.3. The Company will make commercially reasonable efforts to redeem your USD Stablecoins quickly. It may take up to 1 business day for your Account balance to reflect the redemption. Once a conversion request has passed Compliance checks, it will be processed according to the conversion schedule.

10. WITHDRAWING US DOLLARS

- 10.1. Members may withdraw some or all of their US dollars from their Accounts at any time, upon request to us. US dollars will be transferred from the Member's Account with the Platform to the bank account designated by, and owned by, the Member.

- 10.2. The Company may impose withdrawal limits on your Account as per the Paxos User Guide.
- 10.3. Please note that any withdrawal of US dollars may be delayed as necessary to comply with applicable law and/or the Platform's Compliance Program, including verification of customer identification and anti-money laundering procedures. Withdrawals may take up to two (2) days to complete, provided that larger withdrawals may take substantially longer to complete.

11. FORKS

- 11.1. You understand, acknowledge and agree that the underlying operating rules of the Ethereum blockchain may change from time to time in such a way as to result in more than one related version of Ethereum (each instance of any such change, a "Fork"). If a Fork occurs, it will result in the creation of a new branch of the Ethereum blockchain. The Company will evaluate all forks and make a determination, based on a number of factors, to support each USD Stablecoin on one, and only one, of the Forks. The Company will continue to provide Services for, support and hold US dollars against, USD Stablecoins held on the supported Fork only.
- 11.2. If a Fork occurs, you understand, acknowledge and agree that we may temporarily suspend the operations of the Platform.

12. FREEZES AND UPGRADES

As part of the ERC20 smart contract and as part of the Services, the Company has the ability and the right to freeze and upgrade all USD Stablecoins tokens (on an aggregate basis), regardless of where the USD Stablecoins are being held. The Company will make commercially reasonable efforts to provide prior notice of any material freeze or upgrade and inform holders of USD Stablecoins of the reasons and consequences of such freeze and/or upgrade. The Company will make commercially reasonable efforts to use the freeze and/or upgrade feature only under limited circumstances.

13. FEES

- 13.1. Fees on Issuance and Redemption

An overview of our fees on issuance and redemption is set forth at https://help.paxos.com (https://help.paxos.com/)

- 13.2. Banking Fees

The Company will not charge you fees for redeeming USD Stablecoins. Your financial institution and/or the provider of your crypto asset wallet may charge transaction and other fees related to the transfer of funds to your Account. To the extent the Company is charged any banking fees by your financial institution or the Company's financial institution for the deposit or withdrawal of US dollars to or from your Account, the Company will deduct an amount equal to any such fees from the amount being transferred.

- 13.3. Additional Fees for Certain Accounts

Due to the cost of maintaining and supporting your Account and subject to applicable law, you will incur a monthly charge of two US dollars (US $2.00) if you maintain a non-zero balance and there has been no issuance or redemption activity on the Account for twelve months or longer. Such fee will be auto-debited from your account on a periodic basis in US dollars.

- 13.4. Certain Incentive Fees

The Company may offer incentives or reduced fees to certain clients at the Company's sole discretion.

- 13.5. Right to Change Fees and Fee Structure

We reserve the right to change or modify our fee structure or increase any of our fees at any time and from time to time. Any such changes, modifications or increases will be effective upon posting such changes, modifications or increases on our Site. Your first use of your Account following the posting on the Site of any changes to the fees will constitute your acceptance of such changes. If you do not agree to the posted changes, you may close your Account as provided in this Agreement.

14. ILLEGAL USE OF USD STABLECOINS

WE MAY FREEZE, TEMPORARILY OR PERMANENTLY, YOUR USE OF, AND ACCESS TO, USD STABLECOINS OR THE US DOLLARS BACKING YOUR USD STABLECOINS, WITH OR WITHOUT ADVANCE NOTICE, IF WE ARE REQUIRED TO DO SO BY LAW, INCLUDING BY COURT ORDER OR OTHER LEGAL PROCESS.

YOUR USD STABLECOINS AND THE US DOLLARS BACKING YOUR USD STABLECOINS MAY BE SUBJECT TO SEIZURE OR FORFEITURE BY LAW ENFORCEMENT, AND WE WILL COMPLY WITH LEGAL PROCESS IN RESPECT THEREOF.

IF WE DETERMINE AFTER INVESTIGATION THAT ANY OF YOUR USD STABLECOINS HAVE BEEN USED, OR ARE BEING USED, FOR ILLEGAL (OR SANCTIONED) ACTIVITY, WE MAY NOT PERMIT YOU TO REDEEM YOUR USD STABLECOINS FOR US DOLLARS FROM PAXOS, AND, IF PRESENTED FOR REDEMPTION, SUCH USD STABLECOINS AND THE US DOLLARS BACKING SUCH USD STABLECOINS MAY BE FORFEITED.

ANY USD STABLECOINS OR FIAT CURRENCY UNDERLYING USD STABLECOINS THAT ARE SUBJECT TO FREEZE, SEIZURE, FORFEITURE OR SIMILAR LIMITATION ON THEIR USE IMPOSED BY LAW MAY BECOME WHOLLY AND PERMANENTLY UNRECOVERABLE AND UNUSABLE, AND IN APPROPRIATE CIRCUMSTANCES, MAY BE DESTROYED.

THIS SECTION APPLIES TO ALL HOLDERS, REGARDLESS OF WHETHER THE HOLDER IS A MEMBER OF PAXOS.

BY USING USD STABLECOINS, YOU AGREE THAT WE MAY TAKE THE ACTIONS SET FORTH IN THIS SECTION AND THAT WE WILL NOT BE LIABLE TO YOU THEREFORE.